Exhibit 99.1

NEWS

Georgia Gulf Reports First Quarter 2009 Financial Results

ATLANTA, GEORGIA — May 15, 2009 — Georgia Gulf Corporation (NYSE: GGC) today announced financial results for its first quarter ended March 31, 2009.

Georgia Gulf reported net sales of $407.3 million for the first quarter of 2009 compared to net sales of $712.5 million for the first quarter of 2008.  The decrease in sales is primarily due to lower prices driven by lower feedstock and energy costs and lower volumes due to extremely difficult North American housing and construction market conditions, partially offset by higher Electrochemical Unit (ECU) values.

Georgia Gulf reported net income of $48.3 million or $1.39 per diluted share for the first quarter of 2009, compared to a net loss of $69.5 million or $2.08 loss per diluted share during the same quarter in the previous year.  The first quarter of 2009 net income includes a $121.0 million pre-tax gain for the substantial modification of the Company’s $349.5 million term loan as a result of the fifth amendment to the senior secured credit agreement.  The Company also recorded $8.0 million of restructuring costs during the quarter ended March 31, 2009. The net loss in the first quarter of 2008 includes a write-down for the closing of the Oklahoma City, Oklahoma PVC resin plant, costs related to the sale of the outdoor storage buildings business, and other restructuring actions totaling $26.1 million.  Excluding these items, the net loss for the first quarter of 2009 was $35.2 million compared to a net loss of $49.3 million in the first quarter of 2008.

“As we are all aware, market conditions in both the U.S. and Canada deteriorated further and led to lower sales volumes in most of our businesses in the quarter.  We largely offset the negative impact to first quarter operating income through the aggressive cost reduction actions we took in 2008.  In addition, we implemented additional cost reduction actions in the first quarter of 2009 and will aggressively pursue further cost reductions throughout the year” commented Paul Carrico, Georgia Gulf’s President and CEO. “I am appreciative of, and want to acknowledge, our employees for their continued cost reduction efforts and their focus on serving the needs of our customers.”

Chlorovinyls

In the Chlorovinyls segment, first quarter 2009 sales decreased to $241.7 million from $341.2 million during the first quarter of 2008. The segment posted operating income of $20.5 million compared to an operating loss of $2.1 million during the same quarter in the prior year.  The increase in operating income was primarily due to higher ECU values and lower raw material costs, and shut down costs of approximately $15.6 million related to the closure of the Oklahoma City, OK facility recognized in the same period last year, partially offset by lower sales volumes and a scheduled caustic/chlorine plant turnaround in the first quarter of 2009.

Window & Door Profiles and Mouldings

In the Window & Door Profiles and Mouldings segment, sales were $50.7 million for the first quarter of 2009, compared to $85.8 million during the same quarter in the prior year. Sales on a constant currency basis declined 35 percent.  The decline in sales reflects extremely difficult conditions in the North American housing and construction markets, particularly related to new home construction. The segment’s operating loss was $17.6 million for the first quarter of 2009, compared to an operating loss of $13.8 million during the same quarter in the prior year. The decrease in operating income is primarily the result of lower sales volumes, partially offset by cost reductions.

Outdoor Building Products

In the Outdoor Building Products segment, sales were $63.4 million for the first quarter of 2009, compared to $97.5 million during the same quarter in the prior year. Sales on a constant currency basis declined 27 percent.  The decrease in sales reflects the extremely difficult conditions in the North American housing and construction markets and the sales associated with the outdoor storage buildings business recognized in the same quarter last year prior to the sale of that business in March 2008. The segment reported an operating loss of $16.7 million for the first quarter of 2009, compared to an operating loss of $20.0 million during the same quarter in the prior year.  The reduction in the operating loss is due to the exit costs of $4.6 million primarily related to the sale of the outdoor storage buildings business recognized in the same period last year, partially offset by lower sales volumes.

Aromatics

In the Aromatics segment, sales decreased to $51.5 million for the first quarter of 2009 from $188.0 million during the first quarter of 2008. The decrease in sales was driven by a 59 percent decline in sales price and a 66 percent decline in both phenol and acetone sales volumes, partially offset by a 12 percent increase in cumene volumes. The phenol and acetone sales volume decrease is due to extremely difficult conditions in the North American housing and construction markets.  During the first quarter of 2009, the segment recorded operating income of $0.5 million, compared to operating income of $0.2 million during the same period last year. The increase in operating income was driven by stronger margins resulting from lower raw materials costs, partially offset by lower sales prices and volumes than the same period last year.

Liquidity Update

As of March 31, 2009, the Company had about $100.9 million of liquidity, consisting of $65.0 million of cash on hand as well as $35.9 million of borrowing capacity available under its revolving credit facility. Additionally, as of March 31, 2009, the Company had $81.4 million, or 47 percent outstanding under the new $175 million accounts receivables securitization facility.  On May 11, 2009 the Company announced a bank amendment that allows the Company to continue to withhold certain interest payments until June 15, 2009 without constituting a default under the senior secured credit agreement.  On May 13, 2009 the Company announced forbearance agreements were reached with the requisite percentages of note holders for all three issues of unsecured notes in which those parties agree to not seek remedies related to the withheld interest payments until June 15, 2009.

Upon expiration of these forbearances on June 15, 2009, an acceleration of indebtedness under any issue of the notes would constitute cross defaults under the Company’s other note issues and its senior secured credit agreement, permitting the holders of such debt to accelerate. In the event of any such acceleration, the Company would be required to immediately explore alternatives which could include a potential reorganization or restructuring under the bankruptcy laws.

Due to the uncertainty of obtaining adequate future forbearance agreements or acceptable terms for the restructuring of the Company’s indebtedness under the notes and the resulting possibility of the holders of the 2014 notes and 2016 notes accelerating the maturity of those notes and thereby triggering the cross default provisions of the 2013 notes and the senior secured credit agreement, the Company has classified the 2014 notes, 2016 notes, 2013 notes and the senior secured credit facility as current portion of long-term debt.

Gain on Substantial Modification of Debt

The Company reported a $121.0 million gain on substantial modification of debt in accordance with the provisions of EITF No. 96-19, “Debtor ‘s Accounting for a Modification or Exchange of Debt Instruments.”  Because the fifth amendment of the senior secured credit agreement received March 17, 2009 was within one year of the fourth amendment received in September 2008, the combination of these amendments resulted in a substantial modification of the Company’s debt as defined in EITF 96-19.  The modification resulted in the recording of the newly modified debt at its estimated fair value of $207.1 million and the removal of the original debt carrying value of $349.5 million and the write-off of previously deferred financing costs of $21.4 million, resulting in a gain of $121.0 million. The recording of new debt at its estimated fair value of $207.1 million will result in additional non-cash interest accretion expense of approximately $13.5 million in 2009.

Conference Call

The Company will discuss first quarter 2009 financial results and business developments via conference call and Webcast on Monday, May 18, 2009 at 10:00 a.m. ET. To access the Company’s first quarter conference call, please dial (888) 552-7928 (domestic) or (706) 679-6164 (international).  To access the conference call via Webcast, log on to http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=112207&eventID=2226520.  Playbacks will be available from 12:00 p.m. ET Monday, May 18, to midnight ET Monday, May 25.  Playback numbers are (800) 642-1687 (domestic) or (706) 645-9291 (international).  The conference call ID number is 10356458.

Georgia Gulf

Georgia Gulf Corporation is a leading, integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products. The Company’s vinyl-based building and home improvement products, marketed under Royal Group brands, include window and door profiles, mouldings, siding, pipe and pipe fittings, and deck, fence and rail products. Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers.

Safe Harbor

This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to our ability to restructure our indebtedness, including our $800 million in outstanding notes, continued compliance with covenants in our credit facility, our ability to negotiate covenant relief and waivers from our lenders under the credit facility and availability of funds thereunder, future global economic conditions, economic conditions in the industries to which our products are sold, uncertainties regarding asset sales, synergies, potential sale-leaseback arrangements, operating efficiencies and competitive conditions, industry production capacity, raw materials and energy costs, uncertainties relating to Royal Group’s business and liabilities and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2008 and our quarterly report on Form 10-Q for the quarter ended March 31, 2009.

Use of Non-GAAP Measures

1.  Adjusted EBITDA

Georgia Gulf supplements its earnings release with Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization, cash and non-cash restructuring, gain on substantial modification of debt and sales of assets, and goodwill, intangibles, and other long-lived asset impairment) because investors and management commonly use Adjusted EBITDA to measure the Company’s ability to service its indebtedness.  Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income as a measure of performance or to cash provided by operating activities as a measure of liquidity. In addition, our calculation of Adjusted EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.

A reconciliation of operating income (loss) determined in accordance with GAAP to Adjusted EBITDA is included in this release.

CONTACTS:

Georgia Gulf Corporation
Investor Relations:

Martin Jarosick

(770) 395-4524

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share data)	March 31, 2009	December 31, 2008
ASSETS
Cash and cash equivalents	$64,971	$89,975
Receivables, net of allowance for doubtful accounts of $14,155 in 2009 and $12,307 in 2008	141,686	117,287
Inventories	216,465	240,199
Prepaid expenses	31,820	21,360
Income tax receivables	4,228	2,264
Deferred income taxes	22,100	22,505
Total current assets	481,270	493,590
Property, plant and equipment, net	738,468	760,760
Goodwill	186,110	189,003
Intangible assets, net of accumulated amortization of $10,241 in 2009 and $9,988 in 2008	15,590	15,905
Other assets, net	141,039	150,643
Non-current assets held for sale	1,625	500
Total assets	$1,564,102	$1,610,401
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current portion of long-term debt	$1,192,072	$56,843
Accounts payable	92,575	105,052
Interest payable	35,137	16,115
Income taxes payable	3,206	3,476
Accrued compensation	11,818	9,890
Liability for unrecognized income tax benefits and other tax reserves	27,189	27,334
Other accrued liabilities	49,585	49,693
Total current liabilities	1,411,582	268,403
Long-term debt	103,577	1,337,307
Liability for unrecognized income tax benefits	34,096	34,592
Deferred income taxes	76,256	70,141
Other non-current liabilities	35,986	39,886
Total liabilities	1,661,497	1,750,329

Stockholders’ equity:
Preferred stock—$0.01 par value; 75,000,000 shares authorized; no shares issued	—	—
Common stock—$0.01 par value; 75,000,000 shares authorized; shares issued and outstanding: 34,628,589 in 2009 and 34,481,827 in 2008	346	345
Additional paid-in capital	105,303	105,484
Accumulated deficit	(170,218)	(218,502)
Accumulated other comprehensive loss, net of tax	(32,826)	(27,255)
Total stockholders’ deficit	(97,395)	(139,928)
Total liabilities and stockholders’ deficit	$1,564,102	$1,610,401

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
(In thousands, except per share data)	2009	2008
Net sales	$407,331	$712,460
Operating costs and expenses:
Cost of sales	392,322	683,387
Selling, general and administrative expenses	32,676	47,757
Long-lived asset impairment charges	—	15,987
Restructuring costs	8,037	6,141
Loss on sale of assets, net	—	3,957
Total operating costs and expenses	433,035	757,229
Operating loss	(25,704)	(44,769)
Gain on substantial modification of debt	121,033	—
Interest expense, net	(35,172)	(32,640)
Foreign exchange gain (loss)	22	(168)
Income (loss) before income taxes	60,179	(77,577)
Provision (benefit) for income taxes	11,894	(8,082)
Net income (loss)	$48,285	$(69,495)
Earnings (loss) per share:
Basic	$1.39	$(2.08)
Diluted	$1.39	$(2.08)
Weighted average common shares:
Basic	34,627	34,401
Diluted	34,627	34,401

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
(In thousands)	2009	2008
Cash flows from operating activities:
Net income (loss)	$48,285	$(69,495)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	31,344	38,802
Gain on substantial modification of debt	(121,033)	—
Foreign exchange loss	1,924	—
Deferred income taxes	10,680	(2,518)
Tax deficiency related to stock plans	(1,032)	(830)
Stock based compensation	878	1,462
Long-lived asset impairment charges and loss on sale of assets	—	19,323
Payment of Quebec trust tax settlement	—	(20,073)
Other non-cash items	(636)	(241)
Change in operating assets, liabilities and other	(8,062)	2,511
Net cash used in operating activities	(37,652)	(31,059)
Cash flows from investing activities:
Capital expenditures	(12,525)	(17,172)
Proceeds from sale of property, plant and equipment, and assets held-for sale	421	12,285
Proceeds from insurance recoveries related to property, plant and equipment	1,958	—
Deposit on sale of real estate	—	12,583
Net cash (used in) provided by investing activities	(10,146)	7,696
Cash flows from financing activities:
Net change in revolving line of credit	46,967	30,050
Repayment of long-term debt	(908)	(1,091)
Purchases and retirement of common stock	(25)	(110)
Fees paid to amend debt	(22,372)	—
Dividends paid	—	(2,795)
Net cash provided by financing activities	23,662	26,054
Effect of exchange rate changes on cash and cash equivalents	(868)	180
Net change in cash and cash equivalents	(25,004)	2,871
Cash and cash equivalents at beginning of period	89,975	9,227
Cash and cash equivalents at end of period	$64,971	$12,098

GEORGIA GULF CORPORATION AND SUBSIDARIES

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended
	March 31,
In Thousands	2009		2008

Segment net sales:
Chlorovinyls	$241,738		$341,177
Window and door profiles and mouldings products	50,685		85,769
Outdoor building products	63,403		97,506
Aromatics	51,505		188,008
Net Sales	$407,331		$712,460

Segment operating income (loss):
Chlorovinyls	$20,516	(1)	$(2,102	)(5)
Window and door profiles and mouldings products	(17,552	)(2)	(13,823	)(6)
Outdoor building products	(16,727	)(3)	(19,977	)(7)
Aromatics	474		227
Unallocated corporate	(12,415	)(4)	(9,094)
Total operating (loss) income	$(25,704)		$(44,769)

(1)   Includes $2.0 million of restructuring costs

(2)   Includes $1.2 million of restructuring costs

(3)   Includes $2.3 million of restructuring costs

(4)   Includes $2.5 million of restructuring costs

(5)   Includes $16.0 million of long-lived asset impairment charges

(6)   Includes $1.1 million of restructuring costs and $1.2 million of losses on sale of assets

(7)   Includes $4.6 million of restructuring costs and $2.1 million of losses on sale of assets

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

Three months ended March 31, 2009

	Q1’09				Depreciation	Long				Operating
	Adjusted	Gain on debt	Cash	Q1’09	and	Lived Asset	Non-Cash			Income
(In Millions)	EBITDA	modification	Restructuring	EBITDA	Amortization	Impairment	Restructuring	Other		(Loss)

Chlorovinyls	$38.7	$—	$(2.0)	$36.7	$(16.2)	$0.0	$0.0	$0.0		$20.5
Window & Door and Mouldings	$(9.6)	—	(1.2)	(10.8)	(6.8)	0.0	0.0	0.0		(17.6)
Outdoor Building Products	$(11.8)	—	(2.3)	(14.1)	(2.6)	0.0	0.0	0.0		(16.7)
Aromatics	$1.5	—	0.0	1.5	(1.1)	0.0	0.0	0.0		0.4
Unallocated Corporate & Non-operating expenses, net	(7.9)	121.0	(2.5)	110.6	(4.0)	0.0	0.0	(119.0	)(a)	(12.4)
Total	$10.9	$121.0	$(8.0)	$123.9	$(30.7)	$0.0	$0.0	$(119.0	)(a)	$(25.8)

(a) “Other” amount includes $2.0 million for debt cost amortization plus $121.0 million for gain on Term B fair value adjustment.

Three months ended March 31, 2008

	Q1’08				Depreciation	Long				Operating
	Adjusted	Gain on debt	Cash	Q1’08	and	Lived Asset	Non-Cash			Income
(In Millions)	EBITDA	modification	Restructuring	EBITDA	Amortization	Impairment	Restructuring	Other		(Loss)

Chlorovinyls	$34.5	$—	$(0.4)	$34.1	$(19.6)	$(16.0)	$0.0	$(0.6)		$(2.1)
Window & Door and Mouldings	$0.2	—	(1.1)	(0.9)	(11.7)	0.0	0.0	(1.2)		(13.8)
Outdoor Building Products	$(9.2)	—	(0.7)	(9.9)	(4.1)	0.0	(3.9)	(2.1)		(20.0)
Aromatics	$1.9	—	0.0	1.9	(1.7)	0.0	0.0	0.0		0.2
Unallocated Corporate & Non-operating expenses, net	$(9.0)	—	0.0	(9.0)	(1.6)	0.0	0.0	1.5		(9.1)
Total	$18.4	—	$(2.2)	$16.2	$(38.7)	$(16.0)	$(3.9)	$(2.4	)(b)	$(44.8)

(b) “Other” amount includes $1.5 million for debt cost amortization netted with $3.9 million loss on sale of fixed assets.

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